SpaceDev Founder Jim Benson Dies

POWAY, CA – October 10, 2008 – SpaceDev, Inc. (OTCBB: SPDV) announced today that SpaceDev Founder and Board Member James Benson, 63, died peacefully in his home. Benson was diagnosed in 2007 with a glioblastoma multiforme brain tumor, the cause of his death early this morning.

Mr. Benson had resigned from an operational role in SpaceDev in September 2006. He retained a seat on the Board of Directors of SpaceDev where he had continued to support the Company that he founded in 1997.

"Jim was a true visionary,” said Mark Sirangelo, SpaceDev’s CEO and Chairman of the Board.  “He saw that space exploration could be more effective if done commercially, and formed SpaceDev to make that dream become a reality.  He will be missed by many but his legacy contained in SpaceDev will continue to forward his vision for the commercialization of space.  On behalf of the employees, board and shareholders of SpaceDev we would like to express our condolences to the Benson family.”

Prior to founding SpaceDev, Mr. Benson spent thirty years associated with the computer field, spanning the era from the introduction of modern mainframe computers, to the dominance of the computer industry by microcomputers. Mr. Benson invented modern full text computer indexing and searching in 1984, and exploited the new field through companies he founded; Compusearch and ImageFast of McLean, Virginia.

After his successful career as a computer industry entrepreneur, Mr. Benson decided to take on the challenge of starting an innovative space commercialization venture because it combined his lifelong interests in science, technology and astronomy with his successful business experience.  SpaceDev was the result.

In addition to his roles in SpaceDev and Benson Space, Benson had been a member of the Board of Directors of the California Space Authority.  He founded the non-profit Space Development Institute, and introduced the Benson Prize for Amateur Discovery of Near Earth Objects.

Mr. Benson Received a Bachelor of Science degree in Geology from the University of Missouri in Kansas City, his home town.

He is survived by his wife Susan, 3 children and 4 grandchildren.  The family is planning a memorial service later in the year.

About SpaceDev

SpaceDev, Inc. is a space technology/aerospace company that creates and sells affordable and innovative space products and mission solutions. For more information, visit www.spacedev.com.

SpaceDev Investor Relations
Investor Contact:  Richard Slansky/Jessica Schwarz
Media Contact:  Mark Sirangelo
(858) 375-2026